EXHIBIT 23.2

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

New Century Financial Corporation:

We consent to the inclusion in this joint Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 of New Century TRS Holdings, Inc. (formerly known as New Century Financial Corporation) and the Registration Statement on Form S-3 of New Century Financial Corporation (formerly known as New Century REIT, Inc.) of our report dated September 8, 2004, with respect to the consolidated balance sheet of New Century Financial Corporation and subsidiary as of August 31, 2004, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Los Angeles, California

October 14, 2004